EXHIBIT 21.1

NETFLIX, INC.
LIST OF SIGNIFICANT SUBSIDIARIES*

Legal Name	Jurisdiction	Percent Owned
Netflix Entretenimento Brasil LTDA	Brazil	100%
Netflix International B.V.	The Netherlands	100%
Netflix G.K.	Japan	100%
Netflix Studios, LLC	United States	100%
Netflix Global, LLC	United States	100%
Netflix Media, LLC	United States	100%
Netflix México S. de R.L. de C.V.	Mexico	100%
Netflix Pte. Ltd.	Singapore	100%
Netflix Services France S.A.S.	France	100%
Netflix Services UK Limited	United Kingdom	100%
Netflix Australia Pty Ltd	Australia	100%
Netflix Services Germany GmbH	Germany	100%
Netflix Services Italy S.R.L.	Italy	100%
Netflix Worldwide Entertainment, LLC	United States	100%
Netflix Services Canada ULC	Canada	100%
Netflix Servicios de Transmisión España, S.L.	Spain	100%

* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Netflix Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.